Agreement and Plan of Merger, Amalgamation, and Reorganization
by and among
InfoLinx Communications Ltd.,
a Nevada corporation; and
InfoLinx Communications Ltd.,
a British Columbia corporation

This Agreement and Plan of Merger, Amalgamation and Reorganization (“Agreement”) is made and entered into in duplicate as of the ____ day of October, 2006 (the “Execution Date”), by and among InfoLinx Communications Ltd., a Nevada corporation (the “Company”), and InfoLinx Communications Ltd., a British Columbia corporation (“InfoLinx BC”); and provides for InfoLinx BC to merge with and into the Company; for the Company to be the surviving corporation; and for the holders of all shares of common stock issued by InfoLinx BC, by such merger, to become stockholders of the Company.

RECITALS

A.	The Company is a privately held Nevada corporation.

B.	InfoLinx BC is a privately held British Columbia corporation, which participates in the Pink Sheets quotation service.

C.

The Company believes that it is desirable and in the best interests of the Company and its shareholders that its business be combined with that of InfoLinx BC, on the terms and subject to the conditions specified in this Agreement.

D.

InfoLinx BC believes that it is desirable and in the best interests of InfoLinx BC and its shareholders that its business be combined with that of the Company, on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

ARTICLE I
DEFINITIONS

As used in this Agreement, in addition to terms defined elsewhere in this Agreement, the terms specified below in this Article I shall have the definitions and meanings specified immediately after those terms, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions and meanings specified below imply, suggest, contemplate, indicate, or express agreements by or among parties to this Agreement, or specify representations or warranties or covenants of a party, the parties agree to the same, by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants specified in any part or provision of this Agreement shall, for all purposes of this Agreement, be treated in the same manner as other such agreements, representations, warranties, and covenants specified elsewhere in this Agreement, and the article, section or paragraph of this Agreement within which such an agreement, representation, warranty, or covenant is specified shall have no separate meaning or effect regarding the same.

1.1      “Agreement”. This Agreement and Plan of Merger, Amalgamation and Reorganization, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party regarding the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits, and other documents.

1.2      “Amalgamation Application”. The application for amalgamation required to be filed by InfoLinx BC with the British Columbia Registrar of Companies pursuant to the applicable provisions of the British Columbia Business Corporations Act.

1.3      “Articles of Merger”. The Articles of Merger executed by the Company and InfoLinx BC, which shall be filed by the Company with the State of Nevada Secretary of State and, if appropriate, the British Columbia Registrar of Companies.

1.4      “Business Day”. Any day that is not a Saturday, Sunday, or a day on which banks in Vancouver, British Columbia are authorized to close.

1.5      “Closing”. The completion of the Transaction, to occur as contemplated by the provisions of Article II of this Agreement.

1.6      “Closing Date”. The date on which the Closing actually occurs, which shall be that date upon which all applicable and required documents are filed by the Company and InfoLinx BC with the State of Nevada Secretary of State and the British Columbia Registrar of Companies, unless otherwise agreed by the parties to this Agreement, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing specified by the provisions of Article VII of this Agreement.

1.7      “Closing Time”. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise in this Agreement.

1.8      “Company”. InfoLinx Communications Ltd., a Nevada corporation, as specified in the preamble of this Agreement.

1.9      “Consideration”. Sixteen million two hundred eight thousand eight hundred (16,208,800) shares of the Company’s common stock, $.001 par value, and which shares may be referred to in this Agreement as the “Subject Shares.”

1.10      “Effective Date”. The date upon which the Merger shall be effective, which shall be the date as prescribed by law.

1.11      “Execution Date”. The date the Agreement is signed by the Company and InfoLinx BC, and each of them, which date is specified in the preamble of this Agreement.

1.12      “InfoLinx BC”. InfoLinx Communications Ltd., a British Columbia corporation, as specified in the preamble of this Agreement.

1.13      “Merger”. The merger and combination of InfoLinx BC with and into the Company, as specified in this Agreement.

1.14      “Securities Act”. The Securities Act of 1933, as amended to the date as of which any reference thereto is relevant pursuant to this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

1.15      “Transaction”. The Merger and the related transactions, on the terms and subject to the conditions specified in this Agreement.

ARTICLE II
THE TRANSACTION

2.1      The Transaction. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions, and limitations specified in this Agreement, (i) InfoLinx BC will merge with and into the Company, by the filing by the Company and InfoLinx BB, as the case may be, with the (a) Secretary of State for the State of Nevada and (b) British Columbia Registrar of Companies of those documents as may be required by applicable law to effectuate the Merger; (ii) the holders of 16,208,800 shares of no par value common stock of InfoLinx BC, which are all of the issued and outstanding equitable interests of InfoLinx BC, shall surrender and tender to the Company or its duly appointed agent the certificates evidencing and representing those 16,208,800 shares of that common stock and, as consideration and in exchange for those 16,208,800 shares of that common stock, the Company shall issue to those holders 16,208,800 shares, $.001 par value, of common stock of the Company, so that those 16,208,800 shares of common stock issued by InfoLinx BC on the Execution Date will, by occurrence of the Merger and with no additional action on the part of the holders thereof, be transformed and converted into the right to receive, upon surrender to the Company of the certificates evidencing and representing those 16,208,800 shares of InfoLinx BC’s common stock, the Consideration, without interest or any similar payment thereon or with respect thereto; (iii) the Company, as the surviving entity of the Merger, shall succeed, without other transfer, to all the rights, properties, debts, obligations, and liabilities of InfoLinx BC, in the same manner as if the Company had incurred those debts, obligations, and liabilities as its act and deed, and all rights of creditors and all liens of upon the property of InfoLinx BC shall be preserved unimpaired, limited in lien and encumbrance to the properties affected by those liens and encumbrances immediately prior to the Closing; (iv) the existing members of the Board of Directors of the Company shall serve as the Board of Directors of the Company, until the next annual meeting of the shareholders of the Company or until such time as successors of the members of the Board of Directors of the Company have been elected or appointed and qualified; (v) the Company will conduct business with the assets of InfoLinx BC, as well as the assets of the Company; (vi) all persons who, at the Closing Date, shall be the executive or the administrative officers of the Company, shall remain as officers of the Company, until the Board of Directors of the Company shall otherwise determine, and the Board of Directors of the Company may elect or appoint any additional officers as such Board of Directors may determine; (vii) the Articles of Incorporation of the Company, as existing on the Closing Date, shall continue in full force and effect as the Articles of Incorporation of the Company, until altered, amended, or repealed as provided therein or as provided by law; and (viii) the Bylaws of the Company, as existing on the Closing Date, shall continue in full force and effect as the Bylaws of the Company, until altered, amended, or repealed as provided therein or as provided by law. The Closing Date shall be the later to occur of the date on which the (a) Articles of Merger are filed with the State of Nevada Secretary of State and (b) (1) the Amalgamation Application and (2) those records and that information required by applicable provisions of the British Columbia Business Corporations Act are filed with the British Columbia Registrar of Companies..

2.2      Issuance and Delivery of Consideration. Pursuant to the Transaction, the holders of those 16,208,800 shares of common stock of InfoLinx BC held by such holders immediately prior to the Merger shall be entitled to receive, from and after the Closing Date, in respect of those 16,208,800 shares of that common stock (and upon surrender of the certificate(s) evidencing and representing those shares, duly endorsed and in all respects in proper form for transfer), the Consideration.

2.3      Closing. The Closing of the Transaction shall take place at the offices of the Company on the Closing Date, or at such other place and time as InfoLinx BC and the Company may agree, which shall be the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INFOLINX BC

InfoLinx BC hereby represents and warrants to the Company the following:

3.1      Organization And Qualification. InfoLinx BC is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct business as that business is now being conducted.

3.2      Capitalization. As of the Execution Date, 16,208,800 shares of InfoLinx BC’s no par value common stock were validly issued and outstanding, fully paid, and nonassessable. As of the Execution Date, no shares of InfoLinx BC’s common stock were held in InfoLinx BC’s treasury. As of the Execution Date, there were issued and outstanding options to purchase nine hundred thousand (900,000) shares of InfoLinx BC’s common stock, at a purchase price of $0.10 per share, and (i) six hundred fifty thousand (650,000) of those options expire on September 22, 2007; and (ii) two hundred fifty thousand (250,000) of those warrants expire on September 23, 2007. As of the Execution Date there were issued and outstanding warrants to purchase four hundred twenty-five thousand (425,000) shares of InfoLinx BC’s common stock at a purchase price of $0.15 per share (Canadian funds); and of those warrants, warrants to purchase (a) fifty thousand (50,000) shares of that common stock expire on April 28, 2007; (b) seventy-five thousand (75,000) shares of that common stock expire on May 1, 2007; (c) one hundred thousand (100,000) shares of that common stock expire on April 25, 2008; (d) one hundred thousand (100,000) shares of that common stock expire on July 17, 2008; and (e) one hundred thousand (100,000) shares of that common stock expire on July 20, 2008.

3.3      Authority Relative to This Agreement. InfoLinx BC has the requisite corporate power and authority to enter into this Agreement and perform its obligations created by this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized and approved by the requisite authority of InfoLinx BC and no other proceedings by InfoLinx BC are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by InfoLinx BC and constitutes a valid obligation of InfoLinx BC, enforceable in accordance with its terms.

3.4      Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement and the performance by InfoLinx BC of its obligations created by this Agreement do not (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation (or similar charter document) or Bylaws (or similar governing document) of InfoLinx BC; (ii) contravene any law, ordinance, rule, or regulation of any state or political subdivision of either or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or obligates, InfoLinx BC or any of its material properties, except when such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of InfoLinx BC and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation the Transaction; (iii) conflict with or result in a material breach of or default pursuant to any material indenture, loan, or credit agreement or any other material agreement or instrument to which InfoLinx BC is a party or by which InfoLinx BC may be affected or obligated; (iv) require the authorization, consent, approval, or license of any third party; or (v) constitute any reason for the loss or suspension of any permits, licenses, or other authorizations used in the business of InfoLinx BC.

3.5      Ownership of Assets. InfoLinx BC has good, marketable, and insurable title to, or valid, effective, and continuing leasehold rights in the case of leased property, in all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that such property is owned or leased by InfoLinx BC, free and clear of all liens, claims, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singularly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. InfoLinx BC does not know of any potential action by any person, and no proceedings with respect thereto have been instituted of which InfoLinx BC has notice, that would materially affect InfoLinx BC’s ability to use and to utilize each of InfoLinx BC’s assets in its business. InfoLinx BC has received no notices from any mortgagee regarding any properties leased by InfoLinx BC.

3.6      Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of InfoLinx BC to the Company pursuant to this Agreement, considered in the aggregate, do not and will not specify any untrue statement of a material fact, or omit to specify any material fact necessary to make the information therein, considering the circumstances pursuant to which such information was furnished, not misleading.

3.7      Options, Warrants and Other Rights and Agreements Affecting InfoLinx BC’s Capital Stock. As of the Execution Date, there were issued and outstanding options to purchase 900 shares of InfoLinx BC’s common stock, at a purchase price of $0.10 per share, and those options expire on September 22, 2007. As of the Execution Date, there were issued and outstanding warrants to purchase 425,000 shares of InfoLinx BC’s common stock at a purchase price of $0.15 per share (Canadian funds); and of those warrants, warrants to purchase fifty thousand (50,000) shares expire on April 28, 2007; warrants to purchase seventy-five thousand (75,000) shares of InfoLinx BC’s common stock expire on May 1, 2007; warrants to purchase one hundred thousand (100,000) shares on April 25, 2008; warrants to purchase one hundred thousand (100,000) shares on July 17, 2008; and warrants to purchase one hundred thousand (100,000) shares on July 20, 2008. Except as specified by the provisions of Section 3.2 of this Agreement, InfoLinx BC has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined by the provisions of the Securities Act (“InfoLinx BC Derivative Securities”), or any commitments, agreements, arrangements, or understandings of any manner or nature whatsoever obligating InfoLinx BC, in any such case, to issue shares of InfoLinx BC’s capital stock or other securities or securities convertible into or evidencing the right to purchase shares of InfoLinx BC’s capital stock or InfoLinx BC Derivative Securities. Neither InfoLinx BC nor any affiliate officer, director, or shareholder of InfoLinx BC is a party to any agreement, understanding, arrangement or commitment, or obligated by any provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of InfoLinx BC’s capital stock or InfoLinx BC Derivative Securities.

3.8      Evaluation of Risks. InfoLinx BC has such knowledge and experience in business and financial matters that InfoLinx BC is capable of evaluating the Company and the proposed activities thereof, the risks and merits of the Transaction, and making an informed decision relating thereto; and InfoLinx BC is not utilizing any other person regarding the evaluation of those risks and merits.

3.9      Non Registration of Subject Shares. InfoLinx BC understands and acknowledges that the (i) Subject Shares will be issued without registration pursuant to the Securities Act pursuant to that exemption from such registration specified by the provisions of Regulation S, and (ii) Company intends to issue the Subject Shares to the shareholders of InfoLinx BC without registration or qualification with the British Columbia Securities Commission, if an appropriate exemption from such registration or qualification is available.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company represents and warrants to InfoLinx BC as follows:

4.1      Organization And Qualification. The Company is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct business as that business is now being conducted. The Company is, or prior to the Closing will be, duly qualified as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in those jurisdictions is required by law.

4.2      Capitalization. As of the Execution Date, ten (10) shares of the Company’s $.001 par value common stock were validly issued and outstanding, fully paid, and nonassessable. No shares of the Company’s common stock are held in the Company’s treasury, and no shares of such common stock are reserved for issuance, nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire shares of the common stock of the Company.

4.3      Authority Relative to This Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations created by this Agreement. Except as specified on the Company Disclosure Document, the execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized and approved by the requisite authority of the Company and no other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction, including delivery of the Consideration. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

4.4      Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by the Company of its obligations created by this Agreement, do not (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of the Company; (ii) contravene any law, ordinance, rule, or regulation of any state or political subdivision of either or of the United States, or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or obligated, the Company or any of its material properties, except in any such case when such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Company, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation the Transaction; (iii) conflict with or result in a material breach of or default pursuant to any material indenture or loan or credit agreement or any other material agreement or instrument to which the Company is a party or by which it may be affected or obligated; (iv) require the authorization, consent, approval, or license of any third party; or (v) constitute any reason for the loss or suspension of any permits, licenses, or other authorizations used in the business of the Company.

4.5      Ownership of Assets. The Company has good, marketable, and insurable title to, or valid, effective, and continuing leasehold rights in the case of leased property, in all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that such property is owned or leased by the Company, free and clear of all liens, claims, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singularly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. The Company does not know of any potential action by any person, and no proceedings with respect thereto have been instituted of which the Company has notice, that would materially affect the Company’s ability to use and to utilize each of the

Company’s assets in its business. The Company has received no notices from any mortgage regarding any properties leased by the Company.

4.6      Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of the Company to InfoLinx BC pursuant to this Agreement considered in the aggregate, do not and will not specify any untrue statement of a material fact, or omit to specify any material fact necessary to make the information therein, considering the circumstances pursuant to which such information was furnished, not misleading.

4.7      Options, Warrants and Other Rights and Agreements Affecting Capital Stock. The Company has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined by the provisions of the Securities Act (collectively, “Company Derivative Securities”), or any commitments, agreements, arrangements, or understandings of any manner or nature whatsoever obligating the Company, in any such case, to issue shares of capital stock or other securities or securities convertible into or evidencing the right to purchase shares of the Company’s capital stock or Company Derivative Securities. Neither the Company, nor any officer, director, or shareholder of the Company or is a party to any agreement, understanding, arrangement, or commitment, or obligated by an provision which creates any rights in any person with respect to the authorization, issuance, voting, sale, or transfer of any shares of the Company’s capital stock or Company Derivative Securities.

4.8      Exempt Private Offering. The issuance by the Company of the Subject Shares is intended to be exempt from the registration and prospectus delivery requirements of the Securities Act and similar requirements of applicable British Columbia securities laws. The Company and all persons acting on its behalf have not made, and will not make, offers or sales of any securities that might disqualify the Company from relying on appropriate and applicable exemptions from the registration and prospectus delivery requirements of the Securities Act specified by the provisions of Regulation S and those British Columbia securities laws. Neither the Company, nor any person acting on its behalf, has directly or indirectly made any offers or sales in any security of the Company or solicited any offers to purchase any securities of the Company pursuant to circumstances that would cause the issuance of the Subject Shares, pursuant to this Agreement, to be integrated with prior offerings by the Company for the purposes of the Securities Act or those British Columbia securities laws.

4.9      Evaluation of Risks. The Company has such knowledge and experience in business and financial matters that the Company is capable of evaluating InfoLinx BC and the activities thereof, the risks and merits of the Transaction and of making an informed decision relating thereto; and the Company is not utilizing any other person regarding the evaluation of those risks and merits.

ARTICLES V
COVENANTS OF INFOLINX BC

InfoLinx BC hereby covenants with the Company the following:

5.1      Affirmative Covenants. From the Execution Date through the Closing Date, InfoLinx BC will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by the provisions of this Agreement and will exert all reasonable efforts to cause the Transaction to be consummated; provided, however that in all instances the representations and warranties of the Company in this Agreement are and remain true and accurate, and the covenants and agreements of the Company in this Agreement are performed and the conditions to the obligations of InfoLinx BC set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of InfoLinx BC to satisfy their fiduciary obligations.

5.2      Cooperation. InfoLinx BC shall cooperate with the Company and its counsel, accountants, and agents in every way in consummating the Transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel to the Company.

5.3      Conduct of Business Pending the Closing of the Transaction. Prior to the consummation of the Transaction or the termination of this Agreement, unless the Company shall otherwise consent in writing and except as otherwise contemplated by this Agreement, InfoLinx BC will comply with each of the following:

(1) The business of InfoLinx BC shall be conducted only in the ordinary and usual course, InfoLinx BC shall use reasonable efforts to use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and other persons having business or financial relationships with InfoLinx BC; and InfoLinx BC shall immediately notify the Company of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, InfoLinx BC.

(2) InfoLinx BC shall not (a) amend its Articles of Incorporation (or similar charter document) or Bylaws (or similar governing document), or (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution regarding or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, property, or any combination thereof.

(3) InfoLinx BC shall not issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

(4) InfoLinx BC shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(5) InfoLinx BC shall not (a) adopt, enter into, or amend any agreement or arrangement regarding any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee, except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

(6) InfoLinx BC shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of InfoLinx BC’s assets or properties, except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of InfoLinx BC’s assets or properties, or as specifically provided for or permitted in this Agreement.

(7) InfoLinx BC shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

(8) InfoLinx BC shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in Paragraphs (1) through (7), inclusive, of this section.

(9) InfoLinx BC will continue properly and promptly to file when due all federal, state, local, foreign and other tax returns, reports, and declarations required to be filed by InfoLinx BC and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by InfoLinx BC.

(10) InfoLinx BC will comply with all laws and regulations applicable to InfoLinx BC and its operations.

(11) InfoLinx BC will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

5.4      Filing of Merger and Amalgamation Documents. As soon as practicable after the Execution Date, InfoLinx BC will prepare and file or cause to be prepared and filed with the British Columbia Registrar of Companies (i) the Amalgamation Application and (ii) all of those documents and that information required by applicable provisions of the British Columbia Business Corporations Act.

ARTICLE VI
COVENANTS OF THE COMPANY

The Company covenants with InfoLinx BC the following:

6.1      Affirmative Covenants. From the Execution Date through the Closing Date, the Company will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by the provisions of this Agreement and will exert all reasonable efforts to cause the Transaction to be consummated; provided however, that in all instances representations and warranties of InfoLinx BC in this Agreement are and remain true and accurate, and the covenants and agreements of InfoLinx BC in this Agreement are performed and the conditions to the obligations of the Company set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Company to satisfy their fiduciary obligations.

6.2      Cooperation. The Company shall cooperate with InfoLinx BC and its counsel, accountants, and agents in every way in consummating the Transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel to InfoLinx BC.

6.3      Conduct of Business Pending the Closing of the Transaction. Prior to the consummation of the Transaction or the termination of this Agreement, unless InfoLinx BC shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, the Company will comply with each of the following:

(1) The business of the Company shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and other persons having business or financial relationships with the Company; and the Company shall immediately notify InfoLinx BC of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, the Company.

(2) The Company shall not (a) amend its Articles of Incorporation (or similar charter document) or Bylaws (or similar governing document), or (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, property, or any combination thereof.

(3) The Company shall not issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

(4) The Company shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(5) The Company shall not (a) adopt, enter into, or amend any agreement or arrangement regarding any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee, except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

(6) The Company shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties, except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the Company’s properties or assets, or as specifically provided for or permitted in this Agreement.

(7) The Company shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

(8) The Company shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in Paragraphs (1) through (7), inclusive, of this section.

(9) The Company will continue properly and promptly to file when due all federal, state, local, foreign and other tax returns, reports, and declarations required to be filed by the Company, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by the Company.

(10) The Company will comply with all laws and regulations applicable to the Company and its operations.

(11) The Company will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

6.4      British Columbia Securities Laws. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary or appropriate to qualify the Subject Shares, or, if possible, qualify for an exemption for the Subject Shares, for issuance to the shareholders of InfoLinx BC at the Closing, pursuant to applicable securities laws of British Columbia, and the Company shall, provide to InfoLinx BC evidence of any such action so taken on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Subject Shares required pursuant to applicable securities laws of British Columbia, as soon as possible following the Closing Date.

6.5      Transfer Restrictions.There shall be imprinted, during such time as is required, of the following legend on the certificates evidencing and representing the Subject Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

6.6      Issuance and delivery of the Subject Shares. On the Closing, the Company shall issue or cause to be issued certificates evidencing and representing the Subject Shares.

6.7      Filing of Articles of Merger. As soon as practicable after the Execution Date, the Company will file or cause to be filed with the Secretary of State of the State of Nevada the Articles of Merger.

ARTICLE VII
CONDITIONS TO CLOSING

7.1      Conditions to Obligation of InfoLinx BC. The obligation of InfoLinx BC to close and consummate the Transaction shall be subject to the performance at or prior to the Closing of the following conditions, unless InfoLinx BC shall waive such performance in writing:

(1) This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction.

(2) There shall not be in effect a preliminary or permanent in junction or other order by any authority which prohibits the consummation of the Transaction.

(3) The Company shall have performed in all material respects each of its agreements and obligations specified in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

(4) No material adverse change shall, in the judgment of the Company, have occurred in the business condition (financial or otherwise), operations, or prospects of the Company since the Effective Date, other than those, if any, that result from the changes permitted by this Agreement.

(5) The representations and warranties of the Company set forth in this Agreement shall be true in all material respects as of the Effective Date and, except in such respects as, in the judgment of InfoLinx BC, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company, as of the Closing, as if made as of the Closing Date.

7.2      Conditions to Obligation of the Company. The obligation of the Company to close and consummate the Transaction shall be subject to the performance at or prior to the Closing of the following conditions, unless the Company shall waive such performance in writing:

(1) This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors required by law to consummate the Transaction.

(2) There shall not be in effect a preliminary or permanent injunction or other order by any authority which prohibits the consummation of the Transaction.

(3) InfoLinx BC shall have performed in all material respects its agreements and obligations specified in this Agreement required to be performed on or prior to the Closing.

(4) No material adverse change shall, in the judgment of InfoLinx BC, have occurred in the business condition (financial or otherwise), operations, or prospects of the Company since the Effective Date, other than those, if any, that result from the changes permitted by this Agreement.

(5) The representations and warranties of InfoLinx BC set forth in this Agreement shall be true in all material respects as of the Effective Date and, except in such respects as do not materially and adversely affect the business of InfoLinx BC, as of the Closing as if made as of the Closing Date.

ARTICLE VIII
APPROVAL OF SHAREHOLDERS

Each party hereto agrees that, as soon as practicable after the Execution Date, it will, in conjunction with and subject to the review and comment of the other party and its counsel, commence activities toward convening a meeting of its shareholders to vote upon the approval by such shareholders of the Transaction; or, in the alternative, if authorized by that party’s charter documents and bylaws, solicit the written consent of its shareholders to the Transaction.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1      Termination. This Agreement and the Transaction may be terminated at any time prior to the Effective Date, whether before or after any approval by shareholders:

(1) By mutual consent of InfoLinx BC and the Company; or

(2) By either InfoLinx BC or the Company, upon written notice to the other, if the conditions to such party's obligations to consummate the Transaction, in the case of InfoLinx BC, as specified in Section 7.1 of this Agreement, or, in the case of the Company, as provided in Section 7.2 of this Agreement, were not, or cannot reasonably be, satisfied on or before the Closing Date, unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate this Agreement.

(3) At the election of the Boards of Directors of the Company and InfoLinx BC, or either of them, if any of the following occur:

(A)

Any material litigation or proceeding shall be instituted or threatened against either party to the Transaction, or any assets of that party, which, in the opinion of the Board of Directors of either party to the Transaction, causes the Transaction to be inadvisable or undesirable.

(B)	Any legislation shall be enacted which, in the opinion of the Boards of Directors of the Company and InfoLinx BC, or either of them, causes the Transaction to be inadvisable or undesirable.

(C)	In that period commencing on the Execution Date and continuing through and including the Closing Date, there shall have been, in the opinion of the Boards of Directors of the

Company and InfoLinx BC, or either of them, any materially adverse change in the business or condition, financial or otherwise, of either party to the Transaction.

9.2      Amendment. This Agreement may be amended by the Company and InfoLinx BC by action taken at any time prior to the Closing Date, but after the Transaction has been approved by the shareholders of the Company and InfoLinx BC no amendment shall be made without the additional approval of such shareholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of the Company and InfoLinx BC.

9.3      Waiver. At any time prior to the Closing Date, InfoLinx BC or the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties specified in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions specified in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
INDEMNIFICATION

10.1      Indemnification by the Company. The Company shall indemnify, save and hold harmless InfoLinx BC and InfoLinx BC’s affiliates, officers, employees, directors, accountants, auditors, attorneys, partners, agents, and other representatives from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, adverse claims, taxes and expenses (whether or not resulting from third-party claims) including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, "Damages"), incurred in connection with or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation made by the Company in or pursuant to this Agreement.

10.2      Indemnification by InfoLinx BC. InfoLinx BC shall indemnify, save and hold harmless the Company, and the Company’s affiliates, officers, employees, directors, accountants, auditors, attorneys, partners, agents and other representatives, from and against any and all Damages incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by InfoLinx BC in or pursuant to this Agreement.

10.3      Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnification pursuant to this Article X, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event no later than fifteen (15) calendar days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification contemplated by this Article X, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated pursuant to the terms of its indemnification pursuant to this Article X in connection with such lawsuit or action, then the indemnifying party shall be entitled, if such party so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its choice to handle and defend the same, at the indemnifying party's cost, risk and expense; provided, however, that the 15 indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal resulting therefrom; provided, however, that the indemnified party may, at its cost, participate in the investigation, trial, and defense of such lawsuit or action and any appeal resulting therefrom.

ARTICLE XI
GENERAL PROVISIONS

11.1      Notices. Any notice, direction, or instrument required or permitted to be given pursuant to this Agreement shall be given in writing by (a) telegram, facsimile transmission, or similar method, if confirmed by mail as herein provided; (b) mail, if mailed postage prepaid, by certified mail, return receipt requested; or (iii) hand delivery to any party at the addresses of the parties specified below. If given by telegram or facsimile transmission or similar method or by hand delivery, such notice, direction, or instrument shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the second (2nd) business day following the day after which it was mailed. Any party may, from time to time by similar notice, give notice of any change of address and, in such event, the address of such party shall be deemed to be changed accordingly. The address and facsimile number for the notice of each party are:

If to the Company:	InfoLinx Communications Ltd.
180 Pemberton Ave.
North Vancouver, British Columbia, Canada V7P 2R5
(604) 990.9342

If to InfoLinx BC:	InfoLinx Communications Ltd.
180 Pemberton Ave.
North Vancouver, British Columbia, Canada V7P 2R5
(604) 990.9342

11.2      Assignment. No party shall have the right, without the consent of the other party, to assign, transfer, sell, pledge, hypothecate, delegate, or otherwise transfer, whether voluntarily, involuntarily or by operation of law, any of such party's rights or obligations created by the provisions of this Agreement, nor shall the parties' rights be subject to encumbrance or the claim of creditors. Any such purported assignment, transfer, or delegation shall be null and void.

11.3      Captions and Interpretations. Captions of the articles and sections of this Agreement are for convenience and reference only, and the works specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if prepared by all parties and not strictly for or against any party. Each party and counsel for such party have reviewed this Agreement. The rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting the provisions of this Agreement.

11.4      Entire Agreement. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties, and covenants among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings, and discussions by and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. Each of the parties represents, warrants, and covenants that in executing this Agreement and its respective disclosure document, such party has relied solely on the terms, conditions and provisions specified in this Agreement and that respective disclosure document. Each of the parties additionally represents, warrants, and covenants that in executing and delivering this Agreement and its respective disclosure document that such party has placed no reliance whatsoever on any statement, representation, warranty, covenant, or promise of the other party, or any other person, not specified expressly in this Agreement and the respective disclosure document, or upon the failure of any party or any other person to make any statement, representation, warranty, covenant or disclosure of any nature whatsoever. The parties have included this section to preclude (i) any claim that any party was in any manner whatsoever induced fraudulently to enter into, execute and deliver this Agreement and its respective disclosure documents, and (ii) the introduction of parol evidence to vary, interpret, supersede, modify, amend, annul, supplement, or contradict the terms, conditions and provisions of this Agreement or the respective disclosure documents.

11.5      Further Assurances. Each party, at any time and from time to time, at the other party's request, shall execute, acknowledge, and deliver any and all instruments and take any and all action that may be necessary or proper to carry out, perform, and effectuate the intents and purposes of the provisions of this Agreement. In the event of refusal or failure to do so by any party, the other party, shall have the power and authority, as attorney-in-fact for the party so refusing or failing, to execute, acknowledge, and deliver such instrument.

11.6      Time of the Essence. Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

11.7      Attorneys' Fees. In addition to any other indemnification provisions specified in this Agreement, in the event either party incurs any expense, including attorneys' fees, because of any default or alleged default by the other party, the party prevailing in any action or proceeding brought to resolve the issue of any such default or alleged default shall be entitled to recover such prevailing party's expenses incurred to prosecute or defend such action or proceeding, including, without limiting the generality of the foregoing, reasonable attorneys' fees and costs incurred relating to such prosecution and defense. Moreover, while a court of competent jurisdiction may assist in determining whether or not the fees actually incurred are reasonable considering the circumstances then existing, that court shall not to be governed by any judicially or legislatively established fee schedule, and those fees and costs are to include those as may be incurred on appeal of any issue and all of which fees and costs shall be included as part of any judgment, by cost bill or otherwise, and when applicable, any appellate decision rendered in or resulting from such action or proceeding. For purposes of this Agreement, in any action or proceeding instituted by a party based upon any default or alleged default of this Agreement by the other party, the prevailing party shall be that party in any such action or proceeding (i) in whose favor a judgment is entered, or (ii) prior to trial, hearing, or judgment such other party shall pay all or any portion of amounts claimed by the party seeking payment, or such other party shall eliminate the condition, cease the act, or otherwise cure the omission claimed by the party initiating such action or proceeding.

11.8      Number, Gender and “Knowledge”. Whenever the singular number is used in this Agreement and, when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and the neuter genders, and vice versa, and the word "person" shall include individual, company, sole proprietorship, corporation, joint venture, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, governmental agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity, whether active or passive. A person will be deemed to have “knowledge” of a particular fact or other matter if such person is actually aware of such fact or other matter, but such person shall not and does not have an obligation to conduct an inquiry or investigation to become aware of any such fact or matter.

11.9      Successors and Assigns. This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the parties. Nothing specified in this section, however, shall be a consent to the assignment or delegation by any party of such party's respective rights and obligations created by the provisions of this Agreement.

11.10      Third Party Beneficiaries. Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim pursuant to, or by reason of, this Agreement or of any term or condition of this Agreement.

11.11      Severability. In the event any part of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such portion which, for any reason, may hereafter be determined to be invalid.

11.12      Governmental Rules and Regulations. The Transaction is and shall remain subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the Transaction.

11.13      Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

11.14      Reservation of Rights. The failure of any party at any time or times hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions, and provisions specified in this Agreement shall not waive, affect, or diminish any right of such party failing to require strict performance to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms, and conditions specified in this Agreement. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type. None of the representations, warranties, covenants, conditions, provisions, and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of any party, its agents, trustees, officers, or employees and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to any non-waiving party specifying such waiver, and each party reserves such party's rights to insist upon strict compliance herewith at all times.

11.15      Survival of Covenants, Representations and Warranties. All covenants, representations, and warranties made by each party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into and execute this Agreement. The representations, warranties, and covenants specified in this Agreement shall survive the Closing and shall survive any investigation by either party whether before or after the execution of this Agreement, for a period of eighteen (18) months. The covenants, representations, and warranties of the Company and InfoLinx BC are made only to and for the benefit of the other and shall not create or vest rights in other persons.

11.16      Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity, or by statute or otherwise, and may be enforced concurrently therewith or from time to time. The termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which any party may have, either at law, in equity, or pursuant to the provisions of this Agreement.

11.17      Governing Law. This Agreement shall be deemed to have been entered into in the State of Nevada, and all questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of Nevada. No claim, demand, action, proceeding, litigation, hearing, motion or lawsuit resulting from or with respect to this Agreement shall be commenced or prosecuted in any jurisdiction other than the State of Nevada, and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void. Each party hereby consents expressly to the jurisdiction of any local, state or federal court located within the State of Nevada and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

11.18      Force Majeure. If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of

"force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable.

The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used in this Agreement shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

11.19      Consent to Agreement. By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment and upon the advice of such party's counsel.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date specified in the preamble of this Agreement, which has been defined as the “Execution Date".

InfoLinx Communications Ltd.,		InfoLinx Communications Ltd.,
a Nevada corporation		a British Columbia corporation

By:		By:
	Matthew Jones		Matthew Jones

Its:	President	Its:	President

By:		By:
	Matthew Jones		Matthew Jones

Its:	Secretary	Its:	Secretary